UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2010

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Scientific Learning Corporation’s Policies on Business Ethics (the “Code”) includes a comprehensive anti-nepotism policy that prohibits Scientific Learning Corporation (the “Company”) from hiring, as employees, persons who are family members of current employees or members of the Company’s Board of Directors (the “Board”).  The Code permits family members of employees or directors to be hired as independent contractors, provided that they are not managed by their respective family member.

On January 28, 2010, the Company’s Nominating and Corporate Governance Committee (the “Committee”) approved a limited waiver of the Code and approved the hiring of Karen Forester as Senior Implementation Manager for the South Region.  This limited waiver is required under the Code because Ms. Forester is the niece of Robert C. Bowen, a current director of the Company and Chairman of the Board.

The Committee has determined that it is in the best interests of the Company to issue this waiver and hire Ms. Forester as a full-time employee.  Ms. Forester has served as a training contractor for the Company since 2007, is a very well qualified candidate for the available position and will not be directly managed by Mr. Bowen. The Company’s Audit Committee, in 2007, previously approved Ms. Forester’s consulting engagement as an interested-party transaction.

The Company is filing this Report on Form 8-K to meet the requirements of Section 5610 of the NASDAQ Listing Rules.  Disclosure of this limited waiver of the Code is not required under 8-K Item 5.05(b) due to the nature of the waiver.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scientific Learning Corporation

Date: January 29, 2010	By:	Linda L. Carloni
Title: Senior Vice President and General Counsel

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